Exhibit j(i) under Form N-1A
                                            Exhibit 23 under Item 601/Reg. S-K


 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information for Federated High Yield Trust in Post-Effective Amendment Number 37 to the Registration Statement (Form N-1A, No. 2-91091) of Federated High Yield Trust, and to the incorporation by reference therein of our report dated April 7, 2006 on the financial statements and financial highlights of Federated High Yield Trust included in the Annual Report to Shareholders for the fiscal year ended February 28, 2006.





/s/ Ernst & Young LLP
Boston, Massachusetts
April 25, 2006